<Participant Full Name>

Dear <Participant First Name>

Congratulations, you have been given a stock appreciation right (or “SAR”) in recognition of your contributions to the success of Discovery Communications, Inc. (the “Company”). A stock appreciation right gives you the right to receive cash based on the increase in value, if any, between the value of the Company’s Series A common stock when we grant the SAR (the base price) and the value when you exercise the SAR, assuming you satisfy the conditions of the Plan and the implementing agreement. We would like you to have an opportunity to share in the continued success of the Company through this stock appreciation rights grant under the Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated) (the “Plan”), the Plan under which the Company will now make equity grants after the transactions that closed on September 17, 2008. The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the Performance Equity Program (“PEP”). The following represents a brief description of your grant. You will receive additional details regarding your SAR within the next several weeks including a SAR Grant Agreement (the “Grant Agreement”) and a copy of the Plan; responses to frequently asked questions are attached. In addition, if you are located in a country other than the United States, you will receive an International Addendum with your first award under the Plan that you must sign and return to the Company. If you are subject to this requirement, the International Addendum is enclosed. These materials will provide important information regarding the mechanics of the SAR and instructions for accepting the grant and for designating beneficiaries.

SAR Grant Summary:

Date of Grant	<Grant Date>

SAR Shares	<Number of SARS Granted>

Base Price per Share	<Grant Price>

Exercisability Dates	25% of the SARs beginning on the first anniversary of the Date of Grant and an additional 2% of the SARs beginning on each subsequent anniversary.

Term Expiration Date	<Expiration Date>

•	You have been granted a stock appreciation right with respect to shares of Discovery Communications, Inc. Series A Common Stock. The total number of shares under your grant is in the chart above under “SAR Shares” and the base price per share is under “Base Price per Share.”

•	The potential value of your SAR increases if the price of the Company’s stock increases, but you also have to continue to work for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

•	You can’t exercise the SAR (convert it into cash) until it becomes exercisable. Your SAR becomes exercisable in four annual 25% increments beginning on the first anniversary of the Date of Grant, assuming you remain an employee of the Company and subject to the terms in the Grant Agreement.

•	Whether or not you decide to exercise your SAR is your decision, and you have until the SAR expires (which will be no later than the seventh anniversary of the Date of Grant, <Expiration Date>, but can end earlier in various situations) to make that decision.

•	In most countries, you will be taxed on your SAR as soon as you exercise the SAR. However, tax laws vary by country, so please check with your tax advisor or government tax office.

You can access the DAP portal for updates and information, email
pepquestions@discovery.com, or call the Compensation Hotline at 240-662-3493 with any questions.

Discovery Performance Equity Program
Cash-Settled Stock Appreciation Right Agreement for Employees

Discovery Communications, Inc. (the “Company”) has granted you a stock appreciation right (the “SAR”) under the Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated) (the “Plan”), the Plan under which the Company will now make equity grants after the transactions that closed on September 17, 2008. The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the “Performance Equity Program” (or “PEP”). The SAR lets you receive a cash amount equivalent to the appreciation in value, if any, at the time of exercise of a specified number of shares of the Company’s Series A common stock (the “SAR Shares”) over a specified measurement price per share (the “Base Price”).

The individualized communication you received (the “Cover Letter”) provides the details for your SAR. It specifies the number of SAR Shares, the Base Price, the Date of Grant, the schedule for exercisability, and the latest date the SAR will expire (the “Term Expiration Date”).

The SAR is subject in all respects to the applicable provisions of the Plan. This Grant Agreement does not cover all of the rules that apply to the SAR under the Plan; please refer to the Plan document. Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the Plan. If you are located in a country other than the United States, you are also receiving an International Addendum to this Grant Agreement (the “International Addendum”). You are required to sign a copy of the International Addendum in addition to accepting this Grant Agreement electronically. The International Addendum is incorporated into the Grant Agreement by reference and supplements the terms of this Grant Agreement and future grants to you under the Plan.

The Plan document is available on the Fidelity website. The Prospectus for the Plan and the Company’s S-4, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the SAR, the value of the Company’s stock or of this SAR, or the Company’s prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the SAR; you agree to rely only upon your own personal advisors.

No one may sell, transfer, or distribute the SAR without an effective registration statement relating thereto or an opinion of counsel satisfactory to Discovery Communications, Inc. or other information and representations satisfactory to it that such registration is not required.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

SAR Exercisability	While your SAR remains in effect under the SAR Expiration section, you may exercise any exercisable portions of the SAR (and receive the applicable appreciation in value) under the timing rules of this section.

The SAR will become exercisable on the schedule provided in the Cover Letter to this Grant Agreement, assuming you remain employed (or serve as a member of the Company’s board of directors) through each Exercisability Date. Any fractional shares will be carried forward to the following Exercisability Date, unless the Committee selects a different treatment. For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Committee determines otherwise).

Exercisability will accelerate fully on your Retirement, or, while employed, your Disability or death. If the Company terminates your employment without Cause during a calendar year before the SAR is fully exercisable, the SAR will remain or become exercisable as though you remained working through any Exercisability Dates occurring during the 90 days after the date of termination. (“Cause” has the meaning provided in Section 11.2(b) of the Plan. “Retirement” means your employment ends for any reason other than Cause at a point at which you are at least age 60 and have been employed by the Company, any of its subsidiaries, or Discovery Communications, LLC for at least five years, where your period of service is determined using the Company’s Prior Employment Service Policy or a successor policy chosen by the Committee. Acceleration upon Retirement does not apply in countries subject to the EU Directive on Discrimination.)

Change in Notwithstanding the Plan’s provisions, if an Approved Transaction,

Control Control Purchase, or Board Change (each a “Change in Control”) occurs while you remain employed by the Company, the SAR will only have accelerated exercisability as a result of the Change in Control if (i) within 12 months after the Change in Control, (x) your employment is terminated without Cause or (y) you resign for Good Reason and (ii) with respect to any Approved Transaction, the transaction actually closes and the qualifying separation from employment occurs within 12 months after the closing date.

“Good Reason” has the meaning provided in your employment agreement with the Company or, if no such agreement is in effect after a Change in Control, any of the following events without your consent and as measured against the status in effect at the Change in Control (unless you have subsequently consented to a different status):  (a) a required relocation of your principal place of employment that results in an increase in commuting distance of at least 50 miles, (b) a job level reduction of at least two levels, or (c) a reduction in base salary, provided however, that you must provide the Company with written notice of the existence of the event constituting Good Reason within 45 days of your knowledge of any such event having occurred and allow the Company 30 days to cure the same.  If the Company so cures the change, you will not have a basis for terminating your employment for Good Reason with respect to such cured change.  If such event is not cured within such 30 day period, you may make your resignation effective at the end of such 30 day period. Unless the Committee determines otherwise, Good Reason provides an acceleration only for resignations during the 12 month period following a Change in Control.

The Committee reserves its ability under Section 11.1(b) of the Plan to vary this treatment if the Committee determines there is an equitable substitution or replacement award in connection with a Change in Control.

SAR Expiration	You cannot exercise the SAR after it has expired. The SAR will expire no later than the close of business on the Term Expiration Date. Unexercisable portions of the SAR expire immediately when you cease to be employed (unless you are concurrently remaining or becoming a member of the Board). Exercisable portions of the SAR remain exercisable until the first to occur of the following, each as defined further in the Plan or the Grant Agreement, and then immediately expire:
• Immediately upon termination of employment for Cause

•	The 30th day after your employment (or directorship) ends if you resign other than on Retirement

•	The 90th day after your employment (or directorship) ends if the Company terminates your employment without Cause (even if then eligible for Retirement, except as the Committee otherwise provides)

•	For death, Disability, or Retirement, the first anniversary of the date employment ends

•	The Term Expiration Date

If you die during the 30 or 90 day period after your employment ends (on a termination without Cause or a resignation), the period for exercise will be extended until the first anniversary of the date your employment ended, subject to the Term Expiration Date.

The Committee can override the expiration provisions of this Grant Agreement.

Method of Exercise	Subject to this Grant Agreement and the Plan, you may exercise the SAR only by providing a written notice (or notice through another previously approved method, which could include a web-based or voice- or e-mail system) to the Secretary of the Company or to whomever the Committee designates, received on or before the date the SAR expires. Each such notice must satisfy whatever then-current procedures apply to that SAR and must contain such representations (statements from you about your situation) as the Company requires.
Withholding	The Company will reduce the cash to be issued to you in connection with any exercise of the SAR by an amount that would equal all taxes (for example, in the U.S., Federal, state, and local taxes) required to be withheld (at their minimum withholding levels). If a fractional share remains after the required withholding, the Company will pay you the value of the fraction in cash.
Compliance with Law	You may not exercise the SAR if such exercise would violate any applicable Federal or state securities laws or other laws or regulations.
Additional Conditions	The Company may postpone any exercise for so long as the Company determines to be advisable to satisfy the following:
to Exercise

its completing or amending any securities registration or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the SAR after your death is entitled to do so;

your complying with any requests for representations under the Plan; and

your complying with any Federal, state, or local tax withholding obligations.

No Effect on Employment or Other Relationship	Nothing in this Grant Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.
No Effect on Running Business	You understand and agree that the existence of the SAR will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.
Governing Law	The laws of the State of Delaware will govern all matters relating to the SAR, without regard to the principles of conflict of laws.
Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the
Chair of the Committee if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs recipients to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to recipients.
Amendment	Subject to any required action by the Board or the stockholders of the Company, the Company may cancel the
SAR and provide a new Award in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the
SAR to the extent then exercisable.
US1DOCS 6817497v1 Plan Governs
Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of SAR Shares and the Base Price and other terms of the SAR from time to time as the Plan provides.